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Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the registration statements (File No. 33-61115, File No. 333-48917, File No. 333-70157, as amended, File No. 333-74693, File No. 333-74695, File No. 333-74697, File No. 333-36626 and File No. 333-97337) on Form S-3 and (File No. 33-59771, File No. 33-59773, File No. 33-59767, File No. 333-69877, File No. 333-97677 and File No. 333-103116) on Form S-8 of Pennsylvania Real Estate Investment Trust of our report dated March 28, 2003 (except for Note 18, as to which the date is June 9, 2003), with respect to the financial statements and schedules of Crown American Realty Trust, as amended, contained in the exhibits to this Form 8-K of Pennsylvania Real Estate Investment Trust.

/s/ ERNST & YOUNG LLP ERNST & YOUNG LLP

McLean, Virginia
August 19, 2003

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CONSENT OF INDEPENDENT AUDITORS